Exhibit 10.4(b)

STOCKERYALE, INC.

AMENDMENT NO. 1 TO THE
2000 EMPLOYEE STOCK PURCHASE PLAN

             This AMENDMENT NO. 1 dated as of June 26, 2001 (this “Amendment”) to the StockerYale, Inc. 2000 Employee Stock Purchase Plan (the “Plan”), is adopted by the Board of Directors on the date hereof.  All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Plan.

             Pursuant to Section 18 of the Plan, the Board of Directors hereby amends Section 3 of the Plan by deleting it in its entirety and replacing it with the following:

3.	Eligibility. All employees of the Company (including employees who are also directors of the Company) and all employees of each Designated Subsidiary (as defined in Section 11) are eligible to participate in any one or more of the Offerings under the Plan, provided that they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week and they are employed by the Company prior to the first day of the relevant Offering Period.

             Except as so amended, the Plan in all other respects is confirmed and ratified and shall remain and continue in full force and effect.

Adopted by the Board of Directors: June 26, 2001